Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Reports Third Quarter 2017 Results, Interim PK data from PF708 Study, Completion of Process Development Milestone on Jazz Program and Provides Business Update

SAN DIEGO, November 9, 2017 —Pfenex Inc. (NYSE American: PFNX) is a clinical-stage biotechnology company developing complex therapeutic proteins. Using the patented Pfenex Expression Technology® platform, the Company has created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. Today Pfenex Inc. reported financial results for the third quarter ended September 30, 2017 and provided a business update.

Business Review and Update

Today, Pfenex is pleased to announce the interim pharmacokinetic (PK) results from ongoing Study PF708-301, which compares the effects of PF708 and Forteo in osteoporosis patients. PF708 is a teriparatide product candidate that is being developed through the 505(b)(2) regulatory pathway in the US and references Forteo®, marketed by Eli Lilly for the treatment of osteoporosis patients at a high risk of fracture, as the Reference Listed Drug. Study PF708-301 completed enrollment in the third quarter of 2017 with a total of 181 patients – 90 randomized to PF708 and 91 to Forteo. The primary study endpoint is anti-drug antibody formation after 24 weeks of drug treatment. The secondary study endpoints are changes in bone mineral density and bone turnover markers after 24 weeks of drug treatment, as well as PK parameters for up to 4 hours after the first dose.

The interim PK data from the study are shown in Figure 1 below. The PF708 and Forteo PK profiles are comparable, and there are no statistically significant differences in key PK parameters. The study is on-track for completion and top-line immunogenicity data readout in the first half of 2018. Pfenex believes that results from Study PF708-301, along with the previously-announced bioequivalence findings from Study PF708-101 in healthy subjects, should satisfy the clinical filing requirements for PF708 and expects to submit the new drug application (NDA) to the FDA in the third quarter of 2018. Pfenex believes it has sufficient cash resources to fund all necessary activities leading up to and including the submission of the NDA to the FDA.

Pfenex has completed a strategic review of PF582 and PF529, biosimilar product candidates to Lucentis® and Neulasta®, respectively. The strategic review considered timeline for development and cost. While the market opportunities remain attractive, Pfenex has decided to pause development activities on PF582 and PF529 and focus development efforts elsewhere within the product portfolio until strategic partnerships for these candidates are forged. The company continues to engage with potential strategic partners to monetize the assets.

Px563L and RPA563, novel anthrax vaccine candidates, are being developed by Pfenex in response to the United States government’s unmet demand for increased quantity, stability and dose-sparing regimens of anthrax vaccine. The development of our anthrax candidates is funded by the U.S. Department of Health and Human Services, through the Biomedical Advanced Research and Development Authority, or

BARDA, in accordance with a cost plus fixed fee advanced development contract valued at up to approximately $143.5 million. Recently, Pfenex completed a meeting with the FDA, in which the Agency provided clear guidance for the proposed clinical development and licensure plans for post-exposure prophylaxis indication. Ahead of the phase 2 study initiation, Pfenex expects to continue to demonstrate stability of the vaccine candidates and complete manufacturing of the clinical supply. Pfenex expects to initiate the phase 2 study by year-end 2018.

Pfenex is pleased to announce that during the third quarter, it completed a process development milestone associated with its collaboration with Jazz Pharmaceuticals. In July 2016, Pfenex and Jazz announced an agreement under which Pfenex granted Jazz worldwide rights to develop and commercialize multiple early stage hematology product candidates. Under the agreement, Pfenex received upfront and option payments totaling $15 million and may be eligible to receive additional payments of up to $166 million based on the achievement of certain development-, regulatory-, and sales-related milestones.

Figure 1. Study PF708-301: Interim PK Results

Financial Highlights for the Third Quarter 2017

Total Revenue decreased to $5.0 million in the three-month period ended September 30, 2017 compared to $48.8 million in same period in 2016. This decrease in revenue was due to the termination of our development and license agreement with Pfizer in the third quarter of 2016 which resulted in accelerated recognition of $45.8 million of revenue. This decrease was partially offset by a $2.0 million increase in revenue comprised of revenue recognized in connection with meeting a process development milestone under our collaboration agreement with Jazz and increased government contract revenue for our Px563L/RPA563 product candidate, as greater activity occurred from two options exercised in January 2017 under our existing contract with the U.S. government allowing for continued development. Given the nature of the development process, revenue will fluctuate depending on stage of development.

Cost of revenue increased to $1.8 million in the three-month period ended September 30, 2017 compared to $1.3 million in same period in 2016. This increase in cost of revenue was mainly due to an increase in costs for our Px563L/RPA563 product candidate under our government contracts related to the two options exercised in January 2017. Given the nature of the development process, these costs will fluctuate depending on stage of development.

Research and development expenses decreased to $8.1 million in the three-month period ended September 30, 2017 compared to $8.7 million in same period in 2016. This decrease in research and development expenses was primarily due to the stage of development of our pipeline programs. Expenses decreased for materials and subcontractors for PF529 and PF530, which were partially offset due to clinical trial expenses for PF708.

Selling, general and administration expenses decreased to $4.0 million in the three-month period ended September 30, 2017 compared to $4.4 million in same period in 2016.

Cash and cash equivalents as of September 30, 2017 was $48.4 million.

Cautionary Note Regarding Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of Pfenex’s product candidates, including future plans to advance, develop, manufacture and commercialize its product candidates; Pfenex’s expectation to receive data from the PF708 clinical program in the first half of 2018 and its expectation to submit an NDA in the third quarter of 2018; Pfenex’s expectations with respect to the sufficiency of its cash resources; Pfenex’s expectations regarding the timing of the release of additional clinical trial data for its product candidates; Pfenex’s expectations regarding the timing and advancement of clinical trials and the types of future clinical trials for its product candidates, including PF708 and Px563L/RPA563; Pfenex’s expectations regarding the expected regulatory pathways for its product candidates, including the development of PF708 pursuant to the 505(b)(2) regulatory pathway; Pfenex’s expectations regarding the sufficiency of its clinical trials to satisfy regulatory requirements; Pfenex’s expectation for potential partnership opportunities for its product candidates; Pfenex’s expectation that it will continue to demonstrate stability of Px563L/RPA563 and complete manufacturing of the clinical supply; Pfenex’s expectation that it will initiate a phase 2 study for Px563L/RPA563 by year-end 2018; and Pfenex’s expectations with respect to the timing of future regulatory filings for its product candidates. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex’s ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; difficulties in achieving and demonstrating biosimilarity in formulations; Pfenex’s ability to manage operating expenses; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the period ended December 31, 2016 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Pfenex’s

Quarterly Report on Form 10-Q for the period ended September 30, 2017 to be filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company developing complex therapeutic proteins. Using the patented Pfenex Expression Technology® platform, the Company has created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. The Company’s lead product candidates are PF708, a therapeutic equivalent candidate to Forteo® (teriparatide) for the treatment of osteoporosis, and its novel anthrax vaccine candidates, Px563L and RPA563, funded through an advanced development contract with the US government. In addition, Pfenex is developing hematology/oncology products in collaboration with Jazz Pharmaceuticals. Furthermore, the Company’s pipeline includes biosimilar candidates to Lucentis® and Neulasta®.

Company Contact:

Pfenex Investor Relations

(858) 352-4400

InvestorRelations@pfenex.com

PFENEX INC.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016
Revenue	$5,024	$48,824	$10,871	$54,723
Cost of revenue	1,766	1,285	3,481	4,001

Gross profit	3,258	47,539	7,390	50,722

Operating expense
Selling, general and administrative	3,999	4,405	13,973	12,935
Research and development	8,112	8,690	24,708	21,763

Total operating expense	12,111	13,095	38,681	34,698

(Loss) income from operations	(8,853)	34,444	(31,291)	16,024
Other income, net	35	52	117	98

Net (loss) income before income taxes	(8,818)	34,496	(31,174)	16,122
Income tax expense	—	—	—	(1)

Net (loss) income	$(8,818)	$34,496	$(31,174)	$16,121

Net (loss) income per common share
Basic	$(0.37)	$1.47	$(1.33)	$0.69

Diluted	$(0.37)	$1.46	$(1.33)	$0.68

Weighted-average common shares used to compute net (loss) income per share
Basic	23,539	23,400	23,488	23,378

Diluted	23,539	23,689	23,488	23,674

PFENEX INC.

Consolidated Balance Sheets

	September 30, 2017 (unaudited)	December 31, 2016
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$48,373	$81,501
Restricted cash	200	—
Accounts and unbilled receivables, net	3,339	2,822
Income tax receivable	717	717
Other current assets	1,672	1,878

Total current assets	54,301	86,918
Property and equipment, net	7,308	5,246
Other long term assets	80	80
Intangible assets, net	4,903	5,301
Goodwill	5,577	5,577

Total assets	$72,169	$103,122

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,674	$1,284
Accrued liabilities	10,908	9,358
Current portion of deferred revenue	4,761	6,516
Current portion of capital lease obligations	237	54

Total current liabilities	17,580	17,212
Deferred revenue, less current portion	2,467	5,739
Capital lease obligations, less current portion	476	26

Total liabilities	20,523	22,977
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 23,548,280 and 23,429,501 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	24	24
Additional paid-in capital	218,819	216,144
Accumulated deficit	(167,197)	(136,023)

Total stockholders’ equity	51,646	80,145

Total liabilities and stockholders’ equity	$72,169	$103,122